TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into on this 3rd day of January, 2019, by and between InnerWorkings, Inc., a Delaware corporation (the “Company”), and Charles Hodgkins (“Executive”).

WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Employment Agreement, dated December 6, 2017 (the “Employment Agreement”);

WHEREAS, Executive currently serves as the SVP, Corporate Development and Strategic Initiatives of the Company and also holds the position of Interim Chief Financial Officer of the Company (together, the “Executive Positions”);

WHEREAS, Executive has proposed to resign from the Executive Positions to pursue other career opportunities unrelated to the Company;

WHEREAS, the Company and Executive wish to provide for an efficient and orderly transition; and

WHEREAS, the Company and Executive desire to set forth their mutual agreement with respect to matters relating to Executive’s voluntary resignation from the Executive Positions, Executive’s transitional advisory services, the terms of Executive’s compensation and benefits and other matters related thereto.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.Voluntary Resignation; Senior Advisor Services.

(a)The Company agrees to accept Executive’s voluntary resignation as of January 15, 2019 (the “Effective Date”). Executive shall resign the position of Interim Chief Financial Officer upon the earlier of (i) the Effective Date or (ii) the appointment of a permanent Chief Financial Officer. On the Effective Date, Executive shall relinquish the duties associated with the other Executive Positions, as well as any positions held by Executive in any subsidiaries or affiliates of the Company.

(b)From the Effective Date through June 30, 2019 (the “Advisory Period”), Executive shall serve as Senior Advisor to the Company on a less than full time basis. Executive will provide advice and support in the following areas, and other activities similar thereto, as requested by and at the direction of the Chief Executive Officer of the Company (collectively, the “Advisory Services”):

(i)	transition and orientation of the incoming Chief Financial Officer (permanent or interim);

(ii)	the Company’s development, oversight and management of the 2019 budget;

(iii)	the Company’s overhaul of its deal approval process;

(iv)	restructuring-related initiatives, including improved application of the Company’s policies on sales commissions and travel and entertainment expenses; and

(v)	mergers and acquisitions activity, if any.

Executive agrees to devote sufficient time, energy and skill to the faithful performance of the Advisory Services, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner.

2.    Compensation and Benefits.

(a)     Executive Services. Subject to Executive’s continued employment from the date of this Agreement through the Effective Date, Executive shall continue to receive until the Effective Date salary and benefits at the levels he receives as of the date of this Agreement. Any annual bonus for 2018 will be determined at the discretion of the Company’s Board of Directors. Except as noted in Section 2(c) below, Executive’s benefit plan participation and perquisites will discontinue as of the Effective Date.

(b)     Senior Advisor Services. As compensation for the Advisory Services, Executive will receive advisory fees for the Advisory Period as follows: (1) $9,000 per month, to be paid semi-monthly in arrears; (2) a one-time payment of $60,000, to be paid on March 31, 2019; and (3) a one-time payment of $100,000, to be paid on June 30, 2019. Executive will not participate in the Company’s annual bonus program for 2019. Executive will not receive any additional equity awards after the Effective Date. Subject to (i) Executive’s execution of this Agreement, (ii) Executive’s continued compliance with the Employment

Agreement and (iii) Executive’s continued compliance with this Agreement, Executive’s equity awards will continue to vest in accordance with their terms for so long as Executive remains Senior Advisor.

(c)Independent Contractor Status. As Senior Advisor, Executive will be an independent contractor and will be free to accept other employment without restriction (subject only to the restrictive covenants on post-employment activities previously agreed to by Executive). Nothing in this Agreement shall be construed to create an employment relationship between Executive and the Company after the Effective Date. As an independent contractor, Executive shall not participate in any employee benefit plan or program (except to the extent that Executive has timely elected and is receiving continuation coverage pursuant to the Company’s group health plan at his own expense following the Effective Date as a result of the termination of Executive’s employment). If Executive is subsequently classified by the IRS as a common law employee, Executive expressly waives his rights to any benefits to which he was, or might have become, entitled. No amount will be deducted or withheld from the Company’s payments of advisory fees to Executive under this Agreement for federal, state or local taxes and no FICA taxes will be payable by the Company on behalf of Executive. Executive will be solely responsible for making appropriate filings and payments to the appropriate governmental taxing authorities, including payments of all income taxes and self-employment taxes due on compensation received hereunder.

3.    Other Matters.

(a)    Executive will not be subject to the Company’s executive stock ownership guidelines and stock holding policy after the Effective Date. Notwithstanding the foregoing, during the Advisory Period, Executive will remain subject to compliance with the Company’s Insider Trading Policy, Standards of Business Conduct, and other Company policies.

(b)    Executive shall remain bound by any existing restrictive covenants including, without limitation, Sections 6 and 7 of the Employment Agreement. Except as provided in the immediately preceding sentence, the Employment Agreement shall be considered terminated as of the Effective Date.

4.    No Other Compensation or Benefits. Other than the amounts specifically described in this Agreement, Executive agrees that Executive shall receive no other compensation or benefits from the Company, whether under this Agreement, the Employment Agreement or any other arrangement or agreement with the Company.

5.    Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Executive acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of (i) the misuse or misappropriation of trade secrets or proprietary information or (ii) the breach of any non-competition or non-solicitation covenants.

6.    Governing Law. This Agreement has been executed in the State of Illinois, and Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

7.    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding stock, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Executive, he shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

8.    Entire Agreement. This Agreement, Sections 6 and 7 of the Employment Agreement, the Employee Inventions and Proprietary Rights Assignment Agreement and all equity or other long-term incentive award agreements, each entered into between Executive and the Company, constitute the entire agreement between Executive and the Company regarding the terms and conditions of his employment and the Advisory Services. This Agreement supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment and the Advisory Services.

9.    No Conflict. Executive represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Executive is a party or by which Executive is bound, including, without limitation, any noncompetition or confidentiality agreement previously entered into by Executive.

10.    Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

11.    Modification. This Agreement may not be modified or amended except by a written agreement signed by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INNERWORKINGS, INC., a Delaware corporation

By:	/s/ Oren B. Azar
Name:	Oren B. Azar
Title:	General Counsel

EXECUTIVE

/s/ Charles Hodgkins
Charles Hodgkins